Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, Interim CEO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Todd Aydelotte, Managing Director – Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

TRADING IN PROVECTUS BIOPHARMACEUTICALS COMMON STOCK AND

WARRANTS SUSPENDED BY NYSE MKT

Common Stock and Warrants Expected to Trade on OTCQB

KNOXVILLE, TN, October 14, 2016 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.provectusbio.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), today confirmed that the Company received a notice dated October 13, 2016 from the staff of NYSE Regulation, Inc. (“NYSE Regulation”) indicating that it has determined to suspend trading of the Company’s common stock trading under the symbol “PVCT” and its class of warrants trading under the symbol “PVCTWS” immediately and to commence proceedings to delist the Company’s common stock and warrants from NYSE MKT LLC (“NYSE MKT”). NYSE Regulation notified the Company that it is no longer suitable for listing pursuant to Section 1003(f)(v) of the NYSE MKT Company Guide, due to the “abnormally low” trading price of its common stock.

Provectus has a right to a review of this determination by a NYSE MKT Listing Qualifications Panel. The NYSE MKT will apply to the Securities and Exchange Commission (“SEC”) to delist the Company’s common stock and warrants upon completion of all applicable procedures, including any appeal by Provectus of the NYSE Regulation staff’s decision.

Provectus plans to appeal the decision of the NYSE MKT. The Company’s common stock began trading on the OTC Pink under the trading symbol PVCT, and its previously listed warrants began trading on the OTC Pink under the trading symbol PVCTWS on Friday, October 14, 2016. The Company anticipates that its common stock and its previously listed warrants will trade on the OTCQB under the same trading symbols beginning on Monday, October 17, 2016.

In an effort to regain compliance with the listing standards of the NYSE MKT, the Company filed a preliminary proxy statement with the SEC on October 5, 2016 to request that its stockholders approve, at a special meeting of stockholders to be held on Monday, November 14, 2016, at 1:00 p.m. Eastern Time at 265 Brookview Centre Way, Suite 600, Knoxville, Tennessee 37919, among other items, a reverse stock split, which will be at the discretion of the Company’s board of directors to effectuate if the proposal receives the requisite stockholder approval at the special meeting. The reverse stock split, if approved by stockholders and effectuated by the Company’s board of directors, will combine each 10 to 50 shares of common stock (with the exact ratio to be determined in the sole discretion of the Company’s board of directors) into one new share of common stock, and will increase the price of the Company’s common stock accordingly. A reverse stock split will be necessary for the Company to maintain its listing on the NYSE MKT, unless the Company’s stock price begins trading at higher levels for a sustainable period of time.

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There can be no assurance, however, that the Company’s stockholders will approve the reverse stock split. Even if stockholders approve the reverse stock split and the Company effectuates the reverse stock split, the Company may still be subject to delisting if the price of its common stock again falls below $0.06 or fails to rise above $0.20 and the Company is not otherwise able to meet applicable listing requirements of the NYSE MKT.

Peter R. Culpepper, Interim CEO and COO of Provectus, stated, “we are committed to persevere in our efforts for both patients and stockholders to win, and we intend to be active in our communication with stockholders up to and including our quarterly investor conference call in November, which is planned to coincide with the filing of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 with the SEC.”

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals is investigating new therapies for the treatment of skin cancer, liver cancer and breast cancer. Provectus’ investigational oncology drug, PV-10, is an ablative immunotherapy under investigation in solid tumor cancers. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);
•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;
•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies;
•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization; and
•	our ability to raise capital through our proposed rights offering.

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